Exhibit 99.1
Conn's, Inc. Reports Fourth Quarter Fiscal 2017 Financial Results
Differentiated Business Model Drives Strong Retail Performance
New Lending Program Fully Implemented in Texas and Louisiana
Record Fourth Quarter Retail Gross Margin and Controlled SG&A Drive Strong Retail Operating Margin
Conn’s Expects to Return to Full Year Profitability in Fiscal 2018
THE WOODLANDS, Texas, April 4, 2017 - Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the fourth quarter ended January 31, 2017.
“Fiscal 2017 was a transitional year, focused on creating a strong credit platform to improve Conn’s near-term results and support the pursuit of the Company’s long-term growth strategy. While much of our focus during fiscal 2017 was on turning around the credit operation, Conn’s retail business performed well. The Company has created a differentiated and valuable retail experience by offering customers a large selection of brand name, top-of-the-line products, leading customer service and affordable credit programs. Our credit operation continues to benefit from the structural changes we are making to increase yield, reduce losses and improve credit segment profitability. During the fourth quarter, all originations in Texas were under the new direct loan program, and in early March, we fully implemented our direct loan program in Louisiana. Over 80% of current originations now have a weighted average interest rate of over 28%, compared to almost 22% in September,” commented Norm Miller, Conn's Chairman, Chief Executive Officer and President.
“Conn’s retail business had a strong fourth quarter, despite the approximately 1,000 basis points impact underwriting refinements made earlier this fiscal year had on same store sales. We do not believe there was any material negative impact on retail or credit trends in the fourth quarter as a result of October’s implementation of the direct loan program in Texas. Favorable mix within product categories and lower warehouse, delivery, and transportation costs improved retail gross margin 280 basis points compared to the fiscal 2016 fourth quarter, and 140 basis points from the fiscal 2017 third quarter. Retail operating margins in the 2017 fourth quarter were 15.7%, compared to 11.9% for the same period last fiscal year, as a result of record quarterly gross margins and a 6.7% decline in SG&A expenses. Conn’s fourth quarter retail results demonstrate the resiliency of our unique operating model to recent challenges many retailers are experiencing. We are excited about our recently announced partnership with Progressive Leasing and the opportunity to significantly expand Conn’s lease-to-own sales.
“Finance charges and other income in the fiscal 2017 fourth quarter was the second highest quarterly result Conn’s has recorded. Interest income and fee yield increased 150 basis points from the third quarter, primarily due to the implementation of the Texas direct loan program. Interest income and fee yield is expected to increase further as more accounts are originated at higher APRs. During the remainder of this fiscal year, we intend to implement similar direct loan credit offerings in three additional states. Overall credit results continued to be impacted by slower growth, changes in credit strategy, and the performance of accounts originated under prior underwriting standards. As expected, a cohort of late stage delinquency went to charge-off in the fourth quarter, which impacted the fourth quarter’s provision rate. Additionally, charge-off and provision may remain elevated in early fiscal 2018 as legacy accounts either mature or charge-off. We are optimistic overall credit results will improve throughout fiscal 2018, as these legacy accounts leave the portfolio and are replaced with accounts benefiting from tighter underwriting and higher yields.
“Over the past 12 months we have assembled a strong leadership team with significant credit and retail experience. We have created a roadmap to turn around our near-term financial results, while creating a sustainable and profitable business platform that appropriately balances credit risk with retail growth. We remain confident our turnaround strategies are taking hold and are encouraged by the direction we are headed. While we still have more hard work in front of us, we expect financial results to continue improving throughout fiscal 2018 and beyond. Based on our current outlook, we expect to return to full year profitability in fiscal 2018.”
Retail Segment Fourth Quarter Results (on a year-over-year basis unless otherwise noted)
Total retail revenues were $356.2 million for the fourth quarter of fiscal year 2017, a decrease of $20.7 million, or 5.5% from the fourth quarter of fiscal year 2016, primarily resulting from the decline in same store sales partially offset by new store openings. Sales were negatively impacted by underwriting changes made in the fourth quarter of fiscal year 2016 and during fiscal year 2017. For the fourth quarter of fiscal year 2017, retail segment operating income was $56.1 million, and adjusted retail segment operating income was $57.2 million after excluding net charges of $1.1 million primarily associated with an adjustment to our sales tax reserve.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same store
(dollars in thousands)	2017	% of Total	2016	% of Total	Change	% Change	% change
Furniture and mattress	$111,289	31.3%	$115,669	30.7%	$(4,380)	(3.8)%	(9.2)%
Home appliance	83,723	23.5	88,838	23.6	(5,115)	(5.8)	(9.7)
Consumer electronics	96,415	27.1	100,634	26.7	(4,219)	(4.2)	(6.4)
Home office	25,483	7.2	30,332	8.1	(4,849)	(16.0)	(18.4)
Other	5,018	1.4	5,174	1.4	(156)	(3.0)	(8.5)
Product sales	321,928	90.5	340,647	90.5	(18,719)	(5.5)	(9.3)
Repair service agreement commissions	30,766	8.6	32,140	8.5	(1,374)	(4.3)	(6.0)
Service revenues	3,203	0.9	3,743	1.0	(540)	(14.4)
Total net sales	$355,897	100.0%	$376,530	100.0%	$(20,633)	(5.5)%	(8.9)%
The following provides a summary of items influencing Conn's product category performance during the fourth quarter of fiscal 2017, compared to the prior-year period:

•	Furniture unit volume decreased 18.4%, partially offset by a 9.1% increase in average selling price;

•	Mattress unit volume decreased 13.5%, partially offset by an 11.9% increase in average selling price;

•	Home appliance unit volume decreased 6.9% and average selling price decreased 3.0%;

•	Consumer electronic unit volume decreased 9.7%, partially offset by a 3.6% increase in average selling price; and

•	Home office unit volume decreased 13.6% and average selling price decreased 5.5%.
Credit Segment Fourth Quarter Results (on a year-over-year basis unless otherwise noted)
Credit revenues decreased 4.1% to $76.6 million. The decrease in credit revenue was the result of both lower credit insurance commissions due to higher claim volumes in Louisiana after the floods and lower origination volume and the lower yield rate of 16.5%, which was 40 basis points lower than the prior year quarter. The total customer portfolio balance was $1.6 billion at January 31, 2017, declining 2.0%, or $31.4 million from January 31, 2016.
Provision for bad debts for the fourth quarter of fiscal year 2017 was $72.1 million, an increase of $7.6 million from the same prior-year period. The increase was primarily driven by an $11.5 million increase in charge-offs, net of recoveries, offset by a $3.9 million decrease in the provision related to the change in the allowance for bad debts.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in our Form 10-K for the year ended January 31, 2017, to be filed with the Securities and Exchange Commission.
Fourth Quarter Net Income Results
For the fourth quarter of fiscal year 2017, we reported a net loss of $0.1 million or $0.00 per diluted share compared to net income for the fourth quarter of fiscal year 2016 of $1.1 million or $0.03 per diluted share. On a non-GAAP basis, adjusted net income for the quarter of fiscal year 2017 was $1.5 million or $0.05 per diluted share, which excludes credits from legal and professional fees associated with securities-related litigation, an adjustment to our sales tax audit reserve, executive management transition costs and certain non-recurring discrete tax items. This compares to adjusted net income for the fourth quarter of fiscal year 2016 of $3.5 million or $0.11 per diluted share, which excludes legal and professional fees related to the exploration of strategic alternatives and securities-related litigation, sales tax audit reserves, and executive management transition costs.
Store Update
During the fourth quarter of fiscal year 2017, the Company opened no new stores. During fiscal year 2017, we opened 10 new stores. We currently plan to open three new stores during fiscal year 2018, two of which were opened in North Carolina in February.

Liquidity and Capital Resources
As of January 31, 2017, the Company had $161.5 million of immediately available borrowing capacity under its $810 million revolving credit facility, with an additional $465.8 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.
On March 31, 2017, the Company executed an amendment to its revolving credit facility, which, among other things, extended the maturity by one year to October 30, 2019, adjusted certain financial covenants and definitions, and reduced the size by $60 million from $810 million to $750 million. Refer to Note 19. Subsequent Events of Form 10-K for the year ended January 31, 2017 for additional details.
Outlook and Guidance
The following are the Company's expectations for the business for the first quarter of fiscal year 2018:

•	Change in same store sales down mid-teens;

•	Retail gross margin between 37.5% and 38.0% of total net retail sales;

•	Selling, general and administrative expenses between 30.5% and 32.0% of total revenues;

•	Provision for bad debts between $56.0 million and $60.0 million;

•	Finance charges and other revenues between $74.0 million and $78.0 million; and

•	Interest expense between $22.5 million and $24.0 million.
Conference Call Information
We will host a conference call on April 4, 2017, at 10 a.m. CT / 11 a.m. ET, to discuss our fourth quarter fiscal 2017 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter fiscal 2017 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 11, 2017 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 92161046.
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 110 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent SEC reports, including but not limited to, the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2017	2016	2017	2016
Revenues:
Total net sales	$355,897	$376,530	$1,314,471	$1,322,589
Finance charges and other revenues	76,908	80,289	282,377	290,589
Total revenues	432,805	456,819	1,596,848	1,613,178
Costs and expenses:
Cost of goods sold	217,373	240,631	823,082	833,126
Selling, general and administrative expense	113,346	121,940	460,896	436,115
Provision for bad debts	72,316	64,780	242,294	222,177
Charges and credits	1,070	3,872	6,478	8,044
Total costs and expenses	404,105	431,223	1,532,750	1,499,462
Operating income	28,700	25,596	64,098	113,716
Interest expense	25,111	23,921	98,615	63,106
Loss on extinguishment of debt	—	—	—	1,367
Income (loss) before income taxes	3,589	1,675	(34,517)	49,243
Provision (benefit) for income taxes	3,663	614	(8,955)	18,388
Net income (loss)	$(74)	$1,061	$(25,562)	$30,855
Earnings (loss) per share:
Basic	$—	$0.03	$(0.83)	$0.88
Diluted	$—	$0.03	$(0.83)	$0.87
Weighted average common shares outstanding:
Basic	30,883	31,847	30,776	35,084
Diluted	30,883	32,195	30,776	35,557

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2017	2016	2017	2016
Revenues:
Product sales	$321,928	$340,647	$1,186,197	$1,199,134
Repair service agreement commissions	30,766	32,140	113,615	109,730
Service revenues	3,203	3,743	14,659	13,725
Total net sales	355,897	376,530	1,314,471	1,322,589
Other revenues	301	415	1,569	1,639
Total revenues	356,198	376,945	1,316,040	1,324,228
Costs and expenses:
Cost of goods sold	217,373	240,631	823,082	833,126
Selling, general and administrative expense	81,480	87,300	326,078	313,694
Provision for bad debts	179	278	990	791
Charges and credits	1,070	3,872	6,478	8,044
Total costs and expenses	300,102	332,081	1,156,628	1,155,655
Operating income	$56,096	$44,864	$159,412	$168,573
Retail gross margin	38.9%	36.1%	37.4%	37.0%
Selling, general and administrative expense as percent of revenues	22.9%	23.2%	24.8%	23.7%
Operating margin	15.7%	11.9%	12.1%	12.7%
Store count:
Beginning of period	113	101	103	90
Opened	—	2	10	15
Closed	—	—	—	(2)
End of period	113	103	113	103

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2017	2016	2017	2016
Revenues–
Finance charges and other revenues	$76,607	$79,874	$280,808	$288,950
Costs and expenses:
Selling, general and administrative expense	31,866	34,640	134,818	122,421
Provision for bad debts	72,137	64,502	241,304	221,386
Total costs and expenses	104,003	99,142	376,122	343,807
Operating loss	(27,396)	(19,268)	(95,314)	(54,857)
Interest expense	25,111	23,921	98,615	63,106
Loss on extinguishment of debt	—	—	—	1,367
Loss before income taxes	$(52,507)	$(43,189)	$(193,929)	$(119,330)
Selling, general and administrative expense as percent of revenues	41.6%	43.4%	48.0%	42.4%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.2%	8.9%	8.7%	8.4%
Operating margin	(35.8)%	(24.1)%	(33.9)%	(19.0)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)
(dollars in thousands, except average outstanding customer balance and average income of credit customer)

	January 31,
	2017	2016
Weighted average credit score of outstanding balances	589	595
Average outstanding customer balance	$2,376	$2,406
Balances 60+ days past due as a percentage of total customer portfolio balance(1)	10.7%	9.9%
Re-aged balance as a percentage of total customer portfolio balance(1)	16.1%	14.5%
Account balances re-aged more than six months	$73,903	$62,288
Allowance for bad debts as a percentage of total customer portfolio balance	13.5%	12.0%
Percent of total customer portfolio balance represented by no-interest option receivables	27.1%	37.1%

(1)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

	Three Months Ended January 31,		Year Ended January 31,
	2017	2016	2017	2016
Total applications processed	362,487	376,132	1,337,850	1,287,478
Weighted average origination credit score of sales financed	607	614	609	615
Percent of total applications approved and utilized	32.7%	39.9%	34.5%	42.7%
Average down payment	2.6%	2.9%	3.2%	3.3%
Average income of credit customer at origination	$43,100	$41,900	$41,900	$41,100
Percent of retail sales paid for by:
In-house financing, including down payment received	68.8%	79.8%	72.0%	81.8%
Third-party financing	16.5%	10.2%	15.7%	7.6%
Third-party rent-to-own option	9.3%	4.6%	6.3%	4.5%
	94.6%	94.6%	94.0%	93.9%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share amounts)

	January 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$23,566	$12,254
Restricted cash	110,698	78,576
Customer accounts receivable, net of allowances	702,162	743,931
Other accounts receivable	69,286	95,404
Inventories	164,856	201,969
Income taxes recoverable	2,150	10,774
Prepaid expenses and other current assets	14,955	20,092
Total current assets	1,087,673	1,163,000
Long-term portion of customer accounts receivable, net of allowances	615,904	631,645
Property and equipment, net	159,202	151,483
Deferred income taxes	71,442	70,219
Other assets	6,913	8,953
Total assets	$1,941,134	$2,025,300
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$849	$799
Accounts payable	101,612	86,797
Accrued expenses	39,781	39,374
Other current liabilities	25,139	19,155
Total current liabilities	167,381	146,125
Deferred rent	87,957	74,559
Long-term debt and capital lease obligations	1,144,393	1,248,879
Other long-term liabilities	23,613	17,456
Total liabilities	1,423,344	1,487,019
Stockholders' equity	517,790	538,281
Total liabilities and stockholders' equity	$1,941,134	$2,025,300

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended January 31,		Year Ended January 31,
	2017	2016	2017	2016
Retail segment operating income, as reported	$56,096	$44,864	$159,412	$168,573
Adjustments:
Store and facility closure costs	135	—	1,089	637
Legal and professional fees related to the exploration of strategic alternative and securities-related litigation	(646)	947	101	3,153
Sales tax audit reserve	1,434	2,748	1,434	2,748
Executive management transition costs	—	177	234	1,506
Loss from retirement of leasehold improvements	6	—	1,986	—
Employee severance	141	—	1,634	—
Retail segment operating income, as adjusted	$57,166	$48,736	$165,890	$176,617
Retail segment total revenues	$356,198	$376,945	$1,316,040	$1,324,228
Operating margin:
As reported	15.7%	11.9%	12.1%	12.7%
As adjusted	16.0%	12.9%	12.6%	13.3%

NET INCOME, AS ADJUSTED, AND DILUTED EARNINGS PER SHARE AS ADJUSTED

	Three Months Ended January 31,		Year Ended January 31,
	2017	2016	2017	2016
Net income, as reported	$(74)	$1,061	$(25,562)	$30,855
Adjustments:
Changes in estimates	—	—	13,168	—
Store and facility closure costs	135	—	1,089	637
Legal and professional fees related to the exploration of strategic alternative and securities-related litigation	(646)	947	101	3,153
Sales tax audit reserve	1,434	2,748	1,434	2,748
Executive management transition costs	—	177	234	1,506
Loss from retirement of leasehold improvements	6	—	1,986	—
Employee severance	141	—	1,634	—
Discrete tax item	932	—	932	—
Loss on extinguishment of debt	—	—	—	1,367
Tax impact of adjustments	(387)	(1,421)	(1,678)	(3,510)
Net income, as adjusted	$1,541	$3,512	$(6,662)	$36,756
Weighted average common shares outstanding - Diluted	30,883	32,195	30,776	35,557
Earnings per share:
As reported	$—	$0.03	$(0.83)	$0.87
As adjusted	$0.05	$0.11	$(0.22)	$1.03

Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net income, and adjusted earnings per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.